Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-237419 on Form S-3 of our reports dated September 27, 2019, relating to the financial statements and financial statement schedule of Great Elm Capital Group, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting as of June 30, 2019 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 24, 2020